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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of SuperGen, Inc. for the registration of 3,930,800 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 2002, except for Note 6, paragraph 2, as to which the date is March 4, 2002, with respect to the consolidated financial statements of SuperGen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG

Palo Alto, California
January 9, 2003

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Consent of Ernst & Young LLP, Independent Auditors